Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Bicycle Therapeutics plc of our report dated February 28, 2023 relating to the financial statements which appears in Bicycle Therapeutics plc's Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ PricewaterhouseCoopers LLP
Cambridge, United Kingdom
February 28, 2023

PricewaterhouseCoopers LLP, The Maurice Wilkes Building, St. Johns Innovation Park, Cowley Road, CAMBRIDGE, CB4 0DS

T: +44 (0) 1223 460 055, F: +44 (0) 1223 552 336, www.pwc.co.uk

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.